Exhibit 99.1

Precision BioSciences Strengthens Board of Directors with Appointment of Geno Germano

Durham, N.C., March 11, 2020 -- Precision BioSciences, Inc. (Nasdaq: DTIL), a life sciences company dedicated to improving life through the application of its pioneering, proprietary ARCUS® genome editing platform, announced today that Geno Germano, President and CEO of Elucida Oncology, has been appointed to the company’s Board of Directors.

“Over the course of his career, Geno has been a leader at some of the world’s most innovative companies, including Intrexon, Pfizer, Wyeth and Johnson & Johnson. This experience, together with his expertise in oncology as CEO of Elucida, will be invaluable to Precision as we work to deliver on the promise of genome editing to improve human health and wellness,” commented Matt Kane, CEO and co-founder of Precision BioSciences. “We welcome him and look forward to working together.”

“I am excited to join Precision BioSciences at this important time, as they continue to advance multiple innovative programs in allogeneic cell therapy and in vivo gene correction into clinical trials,” said Mr. Germano. “My personal goal is to work with innovative companies who are driving real therapeutic benefit for patients in need. Precision’s differentiated approach to genome editing through ARCUS, along with its expanding clinical portfolio, has tremendous potential to deliver transformative advancements in medicine across multiple different diseases.”

Mr. Germano is a 30-year veteran of the pharmaceutical and life sciences industry who, prior to joining Elucida Oncology, served as President of Intrexon, a leader in the application of synthetic biology. He has also held multiple senior roles at major pharmaceutical corporations including Pfizer, Wyeth and Johnson & Johnson. At Pfizer, he led the Global Innovative Pharmaceutical business, cultivating a $14 billion operation and guiding the development of an extensive portfolio of products in the cardiovascular, immunology, metabolic disease, neuroscience and rare disease areas. He also served as Pfizer’s President and General Manager of the Specialty Care, Vaccines and Oncology business units. At Wyeth Pharmaceuticals, Mr. Germano served as President of Wyeth U.S., President of the Global Pharmaceutical and Women's Healthcare business and as Executive Vice President of the Vaccines. He has been a member of the Group of Fifty (G50) and served on the Board of the Biotechnology Innovation Organization (BIO), where he was a member of the Executive Committee. Mr. Germano has also served on the Advisory Board of the Healthcare Businesswomen's Association, and he currently serves on the board of directors at Sage Therapeutics (NASDAQ:SAGE). He received his Bachelor of Science degree at the Albany College of Pharmacy and Health Sciences.

About Precision BioSciences, Inc.

Precision BioSciences is dedicated to improving life (DTIL) through its proprietary genome editing platform, ARCUS. Precision leverages ARCUS in the development of its product candidates, which are designed to treat human diseases and create healthy and sustainable food and agriculture solutions. Precision is actively developing product candidates in three innovative areas: allogeneic CAR T immunotherapy, in vivo gene correction, and food. For more information regarding Precision, please visit www.precisionbiosciences.com.

Investor Contact:
Nick Riddle
Precision BioSciences
Tel. (919) 314-5512

IR@precisionbiosciences.com

Media Contact:
Cory Tromblee
Scient Public Relations
Tel. (617) 571-7220
cory@scientpr.com